Exhibit 21
SUBSIDIARIES OF NISOURCE
as of December 31, 2020

Segment/Subsidiary GAS DISTRIBUTION OPERATIONS	State of Incorporation
Bay State Gas Company d/b/a Columbia Gas of Massachusetts	Massachusetts
Central Kentucky Transmission Company	Delaware
Columbia Gas of Kentucky, Inc.	Kentucky
Columbia Gas of Maryland, Inc.	Delaware
Columbia Gas of Ohio, Inc.	Ohio
Columbia Gas of Pennsylvania, Inc.	Pennsylvania
Columbia Gas of Virginia, Inc.	Virginia
NiSource Gas Distribution Group, Inc.	Delaware

ELECTRIC OPERATIONS
Northern Indiana Public Service Company LLC*	Indiana
RoseWater Wind Generation LLC	Indiana
RoseWater Wind Farm LLC	Delaware
Indiana Crossroads Wind Generation LLC	Indiana
Dunn's Bridge I Solar Generation LLC	Delaware
Dunn's Bridge II Solar Generation LLC	Delaware
Cavalry Solar Generation LLC	Delaware
Elliot Solar Generation LLC	Delaware
Fairbanks Solar Generation LLC	Delaware
Indiana Crossroads Solar Generation LLC	Delaware

CORPORATE AND OTHER OPERATIONS
Columbia Gas of Ohio Receivables Corporation	Delaware
Columbia Gas of Pennsylvania Receivables Corporation	Delaware
NIPSCO Accounts Receivable Corporation	Indiana
NiSource Corporate Group, LLC	Delaware
NiSource Corporate Services Company	Delaware
NiSource Development Company, Inc.	Indiana
NiSource Energy Technologies, Inc.	Indiana
NiSource Strategic Sourcing Inc.	Ohio
NiSource Insurance Corporation, Inc.	Utah
Lake Erie Land Company	Indiana
NiSource Retail Services, Inc.	Delaware (Inactive)
EnergyUSA-TPC, Inc.	Indiana (Inactive)
* Reported under Gas Distribution Operations and Electric Operations.